UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) of the SECURITIES EXCHANGE ACT OF 1934

Date of Event Requiring Report: December 30, 2008

VERSA CARD, INC.
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation or organization)

000-27407	98-0187705
(Commission File Number)	(IRS Employer Identification Number)

Timothy Donovan, Chief Executive Officer

5225 Katy Freeway, Suite 600, Houston, TX 77007
(Address of principal executive offices)

(713) 453-8551.
(Registrant’s telephone number, including area code)

☑ 1615 Walnut Street, 3 rd Floor, Philadelphia, PA 19103
(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01                      Entry Into a Material Definitive Agreement

On December 30, 2008, Versa Card, Inc., (the “Versa Card”) entered into a Mutual Release and Settlement Agreement (the “Settlement Agreement”) to rescind the transactions effected by a Stock Purchase Agreement dated April 28, 2008 (the “Acquisition Agreement”) pursuant to which Versa Card acquired all of the outstanding capital stock of First Versatile Smartcard Solutions Corporation (“FVS”).  The acquisition of FVS did not meet the expectations of Versa Card or FVS.  Pursuant to the Settlement Agreement, a total of 27,492,000 shares of Common Stock have been tendered to Versa Card for cancellation.  Pursuant to the Settlement Agreement and in consideration for the transactions contemplated by the Settlement Agreement, James MacKay and Celebrity Foods, Inc., retained 408,000 and 100,000 shares of Common Stock respectively, and Versa Card transferred all shares of FVS it acquired pursuant to the Acquisition Agreement.  In addition, the Settlement Agreement provides for a mutual release of claims.

Item 2.01                      Disposition of Material Assets

As a result of the Settlement Agreement, and effective December 30, 2008, Versa Card exited the smart card business and disposed of all the assets of FVS (the “Disposed Assets”).  In consideration of the Disposed Assets, James MacKay, Celebrity Foods, Inc., and Shane Mulcahy tendered to Versa Card 25,092,000, 1,900,000, and 500,000 shares of Common Stock respectively.  Pursuant to the Settlement Agreement, James MacKay and Celebrity Foods, Inc., retained 408,000 and 100,000 shares of Common Stock respectively.

Item 5.01                      Changes in Control of Registrant

As a result of the cancellation of 27,492,000 shares of Common Stock by virtue of the Settlement Agreement, 13,317,682 shares of Versa Card Common Stock are outstanding, and James MacKay is no longer the majority shareholder of Versa Card.  The change in control of the Company was effected solely by the cancellation of 27,492,000 shares of Common Stock by virtue of the Settlement Agreement.

The table below shows the amount and class of stock of the Company beneficially owned as of December 31, 2008 by each of our directors and executive officers, each person whom we believe beneficially owns more than 5% of our outstanding voting stock; and all executive officers and directors as a group.  In accordance with the rules of the Securities and Exchange Commission, beneficial ownership as disclosed in the table below includes shares currently owned as well as shares which the named person has the right to acquire beneficial ownership of within 60 days, through the exercise of options.

Name and Address of Beneficial Owner (1)	Number and Class of Common Shares Beneficially Owned	Percent of Class
William Francis Donovan	518,442	3.89%
Timothy Donovan	25,000.19%
Richard Specht	2,500.02%
Rene Hamouth (2)	4,595,126	34.50%
William R. Dunavant	1,857,000	13.94%
All Directors and Officers as a Group (2 persons)	545,942	4.10%

(1) If no address is given, the named individual is an executive officer or director of Intrepid Global Imaging 3D, Inc. whose business address is 5225 Katy Freeway, Suite 600, Houston, TX 77007

(2) Includes 3,354,665 shares registered in the name of the Hamouth Family Trust, 1,094,598 shares registered in the name of Renee Hamouth, and 145,863 shares registered in the name of Leona Hamouth.  Mr. Hamouth is the trustee of the Hamouth Family Trust.

Item 5.02	Departure Of Directors Or Principal Officers; Election Of Directors; Appointment Of Principal Officers

In connection the Settlement Agreement, James R. MacKay and Zacarias Rivera resigned as Directors of Versa Card; and Shane Mulcahy resigned as Chief Executive Officer.

The remaining member of the Board of Directors William Francis Donovan (a) appointed Timothy Donovan as interim Chief Executive Officer, (b) appointed Richard Specht as a Director of the Corporation, (c) appointed Richard Specht as head of the Compensation Committee, and (d) resigned as a member of the Compensation Committee.

Timothy Donovan, 41, has more than 15 years of leadership experience in management, product development and brand building. An accomplished creative executive and marketer, his vision and expertise in identifying emerging trends and products with high growth potential has resulted in consistent success in the retail, luxury and consumer goods sectors. He has extensive international experience- having run companies with operations in Canada, Indonesia, Thailand, and the Philippines. His achievements have been chronicled in the New York Daily News, the Houston Chronicle, Modern Luxury, Paper City, Confectionary Today and FN: Fashion News. For the last five years, his focus has been concentrated in the branded confectionary business.  He was a senior executive at House of Brussels Chocolates (HOBC) from 2004-2007- in charge of product development and marketing. While at HOBC, Donovan was promoted to President & CEO of ChocoMed, Inc. ChocoMed was focused on the development of functional confectionary products. In early 2007, Donovan put together financing to purchase the assets of the ChocoMed subsidiary and move them into a new private corporation, Smart Confections, Inc. As President & CEO of Smart Confections, Inc., Donovan was responsible for the development and launch of the Chocolate+Plus brand, the world's first gourmet functional chocolate brand. Launched in over 1100+ plus locations across Canada in July 2008, Chocolate+Plus has been an instant success with strong sales and extensive media coverage. Chocolate+Plus is debuting in the US in the first quarter of 2009.  Timothy Donovan is the son of William Donovan.

Richard Specht, 26, has over seven years experience as an investor in various private and public companies. Mr. Specht in 2007 served as a Director and CEO of Intrepid Global Imaging 3D, inc.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized

VERSA CARD, INC

Signature	Date

By: /s/ Timothy Donovan	January 5th, 2009
Name: Timothy Donovan
Title: Chief Executive Officer of Versa Card, Inc.